EXHIBIT 99.1

Leidos Holdings, Inc. Reports Third Quarter Fiscal Year 2019 Results

•	Revenues: $2.84 billion, year-over-year growth of 10%

•	Adjusted EBITDA Margins: 10.7%

•	Diluted Earnings per Share: $1.11; Non-GAAP Diluted Earnings per Share: $1.36

•	Net Bookings: $5.2 billion (book-to-bill ratio of 1.8)

RESTON, Va., October 29, 2019 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the third quarter of fiscal year 2019.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: "We are pleased with the continued momentum in our business reflected in our third quarter results, which set new records in revenue, backlog and bookings. Our results underscore our success in growing all segments of our business and demonstrate our ability to deliver our broad capabilities across our diverse customer base."
Summary Results
Revenues for the quarter were $2.84 billion, compared to $2.58 billion in the prior year quarter, reflecting a 10.1% increase.
Operating income for the quarter was $249 million, compared to $203 million in the prior year quarter. Operating income margin increased to 8.8% from 7.9% in the prior year quarter. Non-GAAP operating income margin for the quarter was 10.4%, compared to 10.2% in the prior year quarter, primarily attributable to the payment of an arbitration award relating to a contract in a prior business operation, partially offset by lower net profit write-ups in the current year quarter and increased bad debt expense on certain international contracts.
Diluted earnings per share ("EPS") attributable to Leidos common stockholders for the quarter was $1.11, compared to $0.96 in the prior year quarter. Non-GAAP diluted EPS for the quarter was $1.36, compared to $1.14 in the prior year quarter. The weighted average diluted share count for the quarter was 145 million compared to 153 million in the prior year quarter, primarily due to stock repurchases during 2019 and the fourth quarter of 2018.
Defense Solutions
Defense Solutions revenues for the quarter of $1,354 million increased by $104 million, or 8.3%, compared to the prior year quarter. The revenue increase was primarily attributable to new awards and a net increase in program volumes, partially offset by the completion of certain contracts.
Defense Solutions operating income margin for the quarter was 6.9%, compared to 7.1% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 8.0%, compared to 8.5% in the prior year quarter, primarily attributable to lower net profit write-ups in the current quarter, partially offset by new awards and favorable program mix.
Civil
Civil revenues for the quarter of $973 million increased by $92 million, or 10.4%, compared to the prior year quarter. The revenue increase was primarily attributable to new awards and a net increase in program volumes, partially offset by the impact of the sale of our commercial cybersecurity business and lower net profit write-ups in the current quarter.
Civil operating income margin for the quarter was 5.9%, compared to 10.4% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 7.8%, compared to 13.2% in the prior year quarter, primarily attributable to increased bad debt expense on certain international contracts, start-up costs on new program awards and lower net profit write-ups in the current quarter.

Health
Health revenues for the quarter of $508 million increased by $64 million, or 14.4%, compared to the prior year quarter. The revenue increase was primarily attributable to a net increase in program volumes and new awards, partially offset by the completion of certain contracts and the impact of the sale of our health staff augmentation business during the current quarter.
Health operating income margin for the quarter was 12.4%, compared to 11.7% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 14.8%, compared to 14.2% in the prior year quarter, primarily attributable to favorable program mix.
Cash Flow Summary
Net cash provided by operating activities for the quarter was $349 million compared to $371 million in the prior year quarter. The decrease was primarily due to proceeds received from the termination of interest rates swaps in the prior year quarter, the prefunding of our quarterly dividend and higher tax payments. These activities were partially offset by more favorable timing of working capital changes and $59 million received in payment of an arbitration award relating to a contract in a prior business operation.
Net cash used in investing activities for the quarter was $102 million compared to $15 million net cash provided by investing activities in the prior year quarter. The increase in cash outflows was primarily due to cash paid related to the acquisition of IMX Medical Management Services, Inc. and its affiliated businesses and proceeds from the settlement of a promissory note in the prior year quarter, partially offset by proceeds received for the divestiture of our health staff augmentation business.
Net cash used in financing activities for the quarter was $204 million compared to $134 million in the prior year quarter. The increase was primarily due to an increase in stock repurchases, partially offset by the timing of dividend and debt payments.
As of September 27, 2019, the Company had $635 million in cash and cash equivalents and $3.0 billion of debt.
New Business Awards
Net bookings totaled $5.2 billion in the quarter, representing a book-to-bill ratio of 1.8.
Notable recent awards received include:

•
U.S. Intelligence Community: The Company was awarded contracts valued at $1.3 billion, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

•
Transportation Security Administration Screening Equipment: The Company was awarded a follow-on contract by the Transportation Security Administration ("TSA") to continue providing maintenance, sustainment and logistics support services for TSA checkpoint screening equipment. Leidos will support more than 10,000 pieces of passenger screening equipment at nearly 450 airports and other government facilities throughout the U.S. The single-award, fixed-unit-price contract has a four-month base period of performance, four one-year options, followed by an eight-month option, and a total approximate value of more than $926 million, if all options are exercised.

•
U.S. Army Intelligence Aircraft Support Services: The Company was awarded a task order by the U.S. Army to provide aircraft intelligence, surveillance, and reconnaissance support services. Under the contract, Leidos will provide operations, sustainment, program management, cybersecurity, and engineering support services for the U.S. Army's Product Director, Airborne Reconnaissance Low. The single-award, cost-plus-fixed-fee contract has a one-year base period of performance followed by four one-year option periods with an approximate value of $428 million, if all options are exercised.

•
National Institutes of Health Software Development Support: The Company was awarded a follow-on contract by the Eunice Kennedy Shriver National Institute of Child Health and Human Development within the National Institutes of Health to provide a wide range of software development services in support of the Office of Extramural Research. Under the contract, Leidos will provide services including design, development, and application testing services following the eRA Agile software development lifecycle. The single-award, cost-plus-fixed-fee contract has a one-year base period of performance followed by four one-year option periods, and an approximate value of $150 million, if all options are exercised.

The Company’s backlog at the end of the quarter was $23.9 billion, of which $5.7 billion was funded.
Forward Guidance
As a result of the Company's year-to-date performance and updated expectations, the Company is revising its fiscal year 2019 guidance as follows:

•	Revenues of $10.90 billion to $11.00 billion, up from previous guidance of $10.65 billion to $10.95 billion;

•	Adjusted EBITDA margins of 10.2% to 10.4%, up from previous guidance of 9.9% to 10.1%;

•	Non-GAAP diluted EPS of $4.90 to $5.10, up from previous guidance of $4.50 to $4.75; and

•	Cash flows provided by operating activities at or above $875 million, up from previous guidance of $825 million.
Non-GAAP diluted EPS excludes amortization of acquired intangible assets and an equity method investment, asset impairment charges, integration and restructuring costs, gain on sale of business and other tax adjustments. See Leidos' non-GAAP financial measures and the related reconciliation to GAAP measures included elsewhere in this release.
The Company does not provide a reconciliation of forward-looking adjusted EBITDA margins (non-GAAP) or non-GAAP diluted EPS to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income and diluted EPS being materially less than projected adjusted EBITDA margins (non-GAAP) and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8:00 A.M. eastern time on October 29, 2019. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (toll-free U.S.) or +1 (201) 689-8261 (international callers).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international callers) and entering conference ID 13694825.
About Leidos
Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world’s toughest challenges in the defense, intelligence, homeland security, civil and health markets. The company’s 33,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $10.19 billion for the fiscal year ended December 28, 2018.
For more information, visit www.leidos.com.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about future dividends, share repurchases, acquisitions and dispositions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including but not limited to: changes to our reputation and relationships with government agencies, developments in the U.S. government defense budget, including budget reductions, implementation of spending limits (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval of raises to the debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. government and other customers; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by the U.S. government and commercial organizations in environmental impact and remediation projects; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; exposure to lawsuits and contingencies associated with the IS&GS Business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; our ability to grow our commercial health and infrastructure business, which could be negatively affected by our budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of October 29, 2019. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Kelly P. Hernandez	Melissa L. Koskovich
571.526.6404	571.526.6850
ir@leidos.com	koskovichm@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 27, 2019	September 28, 2018	September 27, 2019	September 28, 2018
Revenues	$2,835	$2,575	$8,140	$7,547
Cost of revenues	2,450	2,174	7,019	6,412
Selling, general and administrative expenses	177	194	518	547
Bad debt expense and recoveries	(35)	1	(35)	—
Integration and restructuring costs	—	7	3	32
Asset impairment charges	—	—	—	7
Equity earnings of non-consolidated subsidiaries	(6)	(4)	(16)	(12)
Operating income	249	203	651	561
Non-operating (expense) income:
Interest expense, net	(28)	(35)	(99)	(104)
Other (expense) income, net	(7)	2	87	3
Income before income taxes	214	170	639	460
Income tax expense	(52)	(23)	(150)	(66)
Net income	162	147	489	394
Less: net income attributable to non-controlling interest	1	—	3	1
Net income attributable to Leidos common stockholders	$161	$147	$486	$393

Earnings per share:
Basic	$1.13	$0.97	$3.38	$2.59
Diluted	1.11	0.96	3.33	2.55

Weighted average number of common shares outstanding:
Basic	143	151	144	152
Diluted	145	153	146	154

Cash dividends declared per share	$0.34	$0.32	$0.98	$0.96

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 27, 2019	December 28, 2018
ASSETS
Cash and cash equivalents	$635	$327
Receivables, net	1,775	1,877
Other current assets	514	543
Assets held for sale	—	92
Total current assets	2,924	2,839
Property, plant and equipment, net	228	237
Intangible assets, net	571	652
Goodwill	4,889	4,860
Operating lease right-of-use assets, net	394	—
Other assets	404	182
	$9,410	$8,770
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$2,004	$1,491
Accrued payroll and employee benefits	446	473
Long-term debt, current portion	77	72
Liabilities held for sale	—	23
Total current liabilities	2,527	2,059
Long-term debt, net of current portion	2,939	3,052
Operating lease liabilities	295	—
Deferred tax liabilities	196	170
Other long-term liabilities	203	178
Stockholders’ equity:
Common stock, $.0001 par value, 500 million shares authorized, 141 million and 146 million shares issued and outstanding at September 27, 2019 and December 28, 2018, respectively	—	—
Additional paid-in capital	2,590	2,966
Retained earnings	764	372
Accumulated other comprehensive loss	(108)	(30)
Total Leidos stockholders’ equity	3,246	3,308
Non-controlling interest	4	3
Total equity	3,250	3,311
	$9,410	$8,770

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Nine Months Ended
	September 27, 2019	September 28, 2018	September 27, 2019	September 28, 2018
Cash flows from operations:
Net income	$162	$147	$489	$394
Adjustments to reconcile net income to net cash provided by operations:
Gain on sale of businesses	—	—	(87)	—
Depreciation and amortization	59	64	174	193
Stock-based compensation	13	10	38	33
Asset impairment charges	—	—	—	7
Bad debt expense	19	1	19	—
Other	—	6	3	17
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	36	(34)	68	2
Other current assets	(33)	9	(49)	(24)
Accounts payable and accrued liabilities	189	128	253	61
Accrued payroll and employee benefits	(17)	(36)	(17)	(71)
Deferred income taxes and income taxes receivable/payable	1	13	9	3
Other long-term assets/liabilities	(80)	63	(77)	49
Net cash provided by operating activities	349	371	823	664
Cash flows from investing activities:
Proceeds from disposition of businesses	12	—	183	—
Net proceeds from sale of assets	—	—	96	—
Acquisitions of businesses	(94)	—	(94)	(81)
Payments for property, equipment and software	(21)	(25)	(67)	(53)
Collections on promissory note	—	40	—	40
Other	1	—	1	—
Net cash (used in) provided by investing activities	(102)	15	119	(94)
Cash flows from financing activities:
Repurchases of stock and other	(203)	(66)	(430)	(182)
Dividend payments	—	(48)	(101)	(151)
Payments of long-term debt	(2)	(15)	(50)	(59)
Proceeds from issuances of stock	1	5	16	13
Payment of tax indemnification liability	—	—	—	(23)
Payments for non-controlling interest acquired	—	(5)	—	(8)
Payments for debt issuance and modification costs	—	(5)	—	(6)
Other	—	—	—	(1)
Net cash used in financing activities	(204)	(134)	(565)	(417)
Net increase in cash, cash equivalents and restricted cash	43	252	377	153
Cash, cash equivalents and restricted cash at beginning of period	703	323	369	422

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS [CONTINUED]
(in millions)

	Three Months Ended		Nine Months Ended
	September 27, 2019	September 28, 2018	September 27, 2019	September 28, 2018
Cash, cash equivalents and restricted cash at end of period	$746	$575	$746	$575

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

Effective the beginning of fiscal 2019, the Company changed the composition of its Defense Solutions reportable segment to better align the operations within the reportable segment to the customers it serves. This resulted in the identification of new operating segments within Defense Solutions. In addition, certain contracts were reassigned between the Civil and Defense Solutions reportable segments. While this activity did not have a material impact on the Company's reportable segments, prior year segments results have been recast to reflect this change.
The segment information for the periods presented was as follows:

	Three Months Ended				Nine Months Ended
	September 27, 2019	September 28, 2018	Dollar change	Percent change	September 27, 2019	September 28, 2018	Dollar change	Percent change
Revenues:
Defense Solutions	$1,354	$1,250	$104	8.3%	$3,967	$3,701	$266	7.2%
Civil	973	881	92	10.4%	2,701	2,526	175	6.9%
Health	508	444	64	14.4%	1,472	1,320	152	11.5%
Total	$2,835	$2,575	$260	10.1%	$8,140	$7,547	$593	7.9%

Operating income (loss):
Defense Solutions	$93	$89	$4	4.5%	$283	$273	$10	3.7%
Civil	57	92	(35)	(38.0)%	198	221	(23)	(10.4)%
Health	63	52	11	21.2%	169	162	7	4.3%
Corporate	36	(30)	66	NM	1	(95)	96	NM
Total	$249	$203	$46	22.7%	$651	$561	$90	16.0%

Operating income margin:
Defense Solutions	6.9%	7.1%			7.1%	7.4%
Civil	5.9%	10.4%			7.3%	8.7%
Health	12.4%	11.7%			11.5%	12.3%
Total	8.8%	7.9%			8.0%	7.4%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Our estimate of backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options, foreign currency movements, etc.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under indefinite delivery/indefinite quantity ("IDIQ"), General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future task orders is anticipated.
The estimated value of backlog as of the dates presented was as follows:

	September 27, 2019	December 28, 2018
Defense Solutions(1):
Funded backlog	$2,700	$2,821
Negotiated unfunded backlog	8,682	6,925
Total Defense Solutions backlog	$11,382	$9,746
Civil(1):
Funded backlog	$2,034	$2,304
Negotiated unfunded backlog	5,271	5,045
Total Civil backlog	$7,305	$7,349
Health:
Funded backlog	$924	$1,254
Negotiated unfunded backlog	4,321	2,483
Total Health backlog	$5,245	$3,737
Total:
Funded backlog	$5,658	$6,379
Negotiated unfunded backlog	18,274	14,453
Total backlog	$23,932	$20,832
(1) Prior year amounts have been recast for the contracts that were reassigned between the Defense Solutions and Civil reportable segments.
The decrease in backlog within the Civil segment was primarily due to $154 million related to the sale of our commercial cybersecurity business in the first quarter of 2019.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin and non-GAAP EPS, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from net income: (i) non-operating expense, net; (ii) income tax expense; and (iii) the following discrete items and the related tax impacts:

•	Integration and restructuring costs – Represents integration, lease termination and severance costs related to the Company's acquisitions.

•	Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.

•	Amortization of equity method investment – Represents the amortization of the fair value of the acquired equity method investment.

•	Gain on sale of business – Represents the net gain on sale of businesses.

•	Asset impairment charges – Represents impairments of long-lived tangible assets.

•	Other tax adjustments – Represents discrete tax items.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenue.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of intangibles.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenue.
Non-GAAP EPS is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures:

	Three Months Ended September 27, 2019
	As reported	Amortization of acquired intangibles	Amortization of equity method investment	Other tax adjustments	Non-GAAP results
Operating income	$249	$43	$3	$—	$295
Non-operating expense, net	(35)	—	—	—	(35)
Income before income taxes	214	43	3	—	260
Income tax (expense) benefit(1)	(52)	(10)	(1)	1	(62)
Net income	162	33	2	1	198
Less: net income attributable to non-controlling interest	1	—	—	—	1
Net income attributable to Leidos common stockholders	$161	$33	$2	$1	$197

Diluted EPS attributable to Leidos common stockholders	$1.11	$0.23	$0.01	$0.01	$1.36
Diluted shares	145	145	145	145	145

	Three Months Ended September 27, 2019
	As reported	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP results
Income before income taxes	$214	$43	$3	$260
Depreciation expense	16	—	—	16
Amortization of intangibles	43	(43)	—	—
Amortization of equity method investment	3	—	(3)	—
Interest expense, net	28	—	—	28
EBITDA	$304	$—	$—	$304
EBITDA margin	10.7%			10.7%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Three Months Ended September 28, 2018
	As reported	Integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Other tax adjustments(1)	Non-GAAP results
Operating income	$203	$7	$50	$2	$—	$262
Non-operating expense, net	(33)	—	—	—	—	(33)
Income before income taxes	170	7	50	2	—	229
Income tax expense(2)	(23)	(2)	(13)	(1)	(16)	(55)
Net income attributable to Leidos common stockholders	$147	$5	$37	$1	$(16)	$174

Diluted EPS attributable to Leidos common stockholders	$0.96	$0.03	$0.24	$0.01	$(0.10)	$1.14
Diluted shares	153	153	153	153	153	153

	Three Months Ended September 28, 2018
	As reported	Integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP results
Income before income taxes	$170	$7	$50	$2	$229
Depreciation expense	14	—	—	—	14
Amortization of intangibles	50	—	(50)	—	—
Amortization of equity method investment	2	—	—	(2)	—
Interest expense, net	35	—	—	—	35
EBITDA	$271	$7	$—	$—	$278
EBITDA margin	10.5%				10.8%
(1) Includes $1 million of tax benefits related to the commercial cybersecurity business classified as held for sale.
(2) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Nine Months Ended September 27, 2019
	As reported	Integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Gain on sale of business	Other tax adjustments	Non-GAAP results
Operating income	$651	$3	$128	$8	$—	$—	$790
Non-operating expense, net	(12)	—	—	—	(87)	—	(99)
Income before income taxes	639	3	128	8	(87)	—	691
Income tax (expense) benefit(1)	(150)	(1)	(32)	(2)	22	8	(155)
Net income	489	2	96	6	(65)	8	536
Less: net income attributable to non-controlling interest	3	—	—	—	—	—	3
Net income attributable to Leidos common stockholders	$486	$2	$96	$6	$(65)	$8	$533

Diluted EPS attributable to Leidos common stockholders	$3.33	$0.01	$0.66	$0.04	$(0.45)	$0.06	$3.65
Diluted shares	146	146	146	146	146	146	146

	Nine Months Ended September 27, 2019
	As reported	Integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Gain on sale of business	Non-GAAP results
Income before income taxes	$639	$3	$128	$8	$(87)	$691
Depreciation expense	45	—	—	—	—	45
Amortization of intangibles	129	—	(128)	—	—	1
Amortization of equity method investment	8	—	—	(8)	—	—
Interest expense, net	99	—	—	—	—	99
EBITDA	$920	$3	$—	$—	$(87)	$836
EBITDA margin	11.3%					10.3%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Nine Months Ended September 28, 2018
	As reported	Integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Asset impairment charges	Other tax adjustments(1)	Non-GAAP results
Operating income	$561	$32	$151	$7	$7	$—	$758
Non-operating expense, net	(101)	—	—	—	—	—	(101)
Income before income taxes	460	32	151	7	7	—	657
Income tax expense(2)	(66)	(8)	(39)	(2)	(2)	(34)	(151)
Net income	394	24	112	5	5	(34)	506
Less: net income attributable to non-controlling interest	1	—	—	—	—	—	1
Net income attributable to Leidos common stockholders	$393	$24	$112	$5	$5	$(34)	$505

Diluted EPS attributable to Leidos common stockholders	$2.55	$0.16	$0.73	$0.03	$0.03	$(0.22)	$3.28
Diluted shares	154	154	154	154	154	154	154

	Nine Months Ended September 28, 2018
	As reported	Integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Asset impairment charges	Non-GAAP results
Income before income taxes	$460	$32	$151	$7	$7	$657
Depreciation expense	42	—	—	—	—	42
Amortization of intangibles	151	—	(151)	—	—	—
Amortization of equity method investment	7	—	—	(7)	—	—
Interest expense, net	104	—	—	—	—	104
EBITDA	$764	$32	$—	$—	$7	$803
EBITDA margin	10.1%					10.6%
(1) Includes $17 million of tax benefits related to the commercial cybersecurity business classified as held for sale.
(2) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP operating income by reportable segment and Corporate:

	Three Months Ended September 27, 2019
	Operating income (loss)	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$93	$15	$—	$108	8.0%
Civil	57	16	3	76	7.8%
Health	63	12	—	75	14.8%
Corporate	36	—	—	36	NM
Total	$249	$43	$3	$295	10.4%

	Three Months Ended September 28, 2018
	Operating income (loss)	Integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions(1)	$89	$—	$17	$—	$106	8.5%
Civil(1)	92	—	22	2	116	13.2%
Health	52	—	11	—	63	14.2%
Corporate	(30)	7	—	—	(23)	NM
Total	$203	$7	$50	$2	$262	10.2%

	Nine Months Ended September 27, 2019
	Operating income (loss)	Integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$283	$—	$45	$—	$328	8.3%
Civil	198	—	50	8	256	9.5%
Health	169	—	33	—	202	13.7%
Corporate	1	3	—	—	4	NM
Total	$651	$3	$128	$8	$790	9.7%

	Nine Months Ended September 28, 2018
	Operating income (loss)	Integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions(1)	$273	$—	$51	$—	$—	$324	8.8%
Civil(1)	221	—	66	7	—	294	11.6%
Health	162	—	34	—	—	196	14.8%
Corporate	(95)	32	—	—	7	(56)	NM
Total	$561	$32	$151	$7	$7	$758	10.0%
NM - Not Meaningful
(1) Prior year amounts have been recast for the contracts that were reassigned between the Defense Solutions and Civil reportable segments.